EXHIBIT 27(n)(2)

Opinion and consent of Brian A. Giantonio, Vice President, Tax and ERISA Counsel

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                                                              September 18, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Phoenix Life Variable Universal Life Account
         Phoenix Life Insurance Company
         Post-Effective Amendment No. 11 to Form N-6
         Registration Nos. 333-86921 and 811-04721

Dear Sirs:

As Counsel to the depositor, I am familiar with the variable life insurance policies, Phoenix Executive VUL ("Policies"), which are the subject of the above-captioned Registration Statement on Form N-6.

In connection with this opinion, I have reviewed the Policies, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Policies.

Based upon this review, I am of the opinion that the Policies, when issued, qualify as life insurance under the Internal Revenue Code of 1986, as amended.

My opinion is rendered solely in connection with the Registration Statement and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement, and to my being named under "Experts" therein.


                       Very truly yours,


                       /s/ Brian A. Giantonio
                       Brian A. Giantonio, Vice President, Tax and ERISA Counsel The Phoenix Companies, Inc.